Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3) to be filed on or about July 1, 2015 and the related Prospectus of First Foundation Inc. for the registration of such indeterminate number of shares of common stock as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $150,000,000 and to the incorporation by reference therein of our report dated March 16, 2015 with respect to the consolidated financial statements of First Foundation Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of First Foundation Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 16, 2015.

Laguna Hills, California

July 1, 2015